Exhibit 99.1

        Possis Medical, Inc. Completes Extended Share Repurchase Program

     MINNEAPOLIS--(BUSINESS WIRE)--March 24, 2004--

            Company's Board Approves Additional $4 Million Repurchase
                                  Authorization

     Possis Medical, Inc. (Nasdaq:POSS), today announced the completion of the Company's extended share repurchase program, announced on August 7th, 2003. The extended program would have expired in July 2004. In open market transactions, the Company repurchased 203,500 shares of its common stock, at an average price of approximately $19.40 per share, thereby completing the $4 million authorization. To date, the Company has repurchased 450,400 shares of its common stock.
     The Company also announced that its Board of Directors has authorized the repurchase of up to an additional $4 million of its common shares from time-to-time, in open market transactions. This additional repurchase authorization expires in July 2005. The purpose of this program is to offset dilution from current equity incentive programs.

     Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

     Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future cash flows, the ability to repurchase shares, and the nature and extent of incentive compensation programs. A discussion of the factors that could impact the Company's future results is set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-717-1157
             eapen.chacko@possis.com